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                     May 10, 2022

       Paul Blanchett
       Chief Accounting Officer
       GXO Logistics, Inc.
       Two American Lane
       Greenwich, Connecticut 06831

                                                        Re: GXO Logistics, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 17,
2022
                                                            File No. 001-40470

       Dear Mr. Blanchett:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation